                                                                     EXHIBIT  12


                             VENTURE HOLDINGS TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                  YEARS ENDED DECEMBER 31,
                                                      1997    1996    1995    1994    1993
                                                     ------  ------  ------  ------  ------
Net Earnings from continuing operations              11,523   1,999   4,142   7,445  14,188
  Add back:
    Taxes on Income                                   3,830   1,002     577   3,405   1,178
    Fixed Charges                                    34,204  21,899  16,704  16,049  13,204
    Amortization of previously capitalized interest     295     285     285     285     285
  Deduct:
    Capitalized interest                                  0     108       0       0       0
Earnings available for fixed charges                 49,852  25,077  21,708  27,184  28,855
Fixed charges of Venture Holdings Trust:
    Interest expense                                 30,182  19,248  15,032  14,345  11,158
    Capitalized interest                                  0     108       0       0       0
    Amortization of debt expense and debt discount    1,934     885     556     466     895
    Interest portion of rent expense                  2,088   1,658   1,116   1,238   1,151
                                                     ------  ------  ------  ------  ------
                                                     34,204  21,899  16,704  16,049  13,204
Ratio of earnings to fixed charges                     1.46    1.15    1.30    1.69    2.19

                             VENTURE HOLDINGS TRUST
                       VALUATION AND QUALIFYING ACCOUNTS
                            (THOUSANDS OF DOLLARS)

              For the years ended December 31, 1997, 1996 and 1995



Column A                         Column B     Column C      additions       Column D       Column E
--------                         --------     --------      ---------       --------       --------

                                 Balance at   Charged to    Charged to                     Balance at
Allowance for Doubtful Accounts  Beginning    Costs and     other accounts  Deductions     End of
For the year ended December 31,  of year      expenses      described       described      Year
-------------------------------  -------      --------      ---------       ---------      ----
1997                              $2,781        $  993         $0        $  (844)         $2,930
1996                               1,679         3,175          0         (2,073)          2,781
1995                               1,826           522          0           (669)          1,679


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